Exhibit 99

News Contact:	Bill Ulland Chairman, President & CEO (218) 628-2217	For Immediate Release April 28, 2011
IKONICS REPORTS FIRST QUARTER RESULTS
DULUTH, MN — IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, announced sales for first quarter of 2011 of $3,653,000, down slightly from 2010 first quarter sales of $3,685,000. Earnings fell from $148,000, or $0.08 per share, to $37,000, or $0.02 per share.
Bill Ulland, Ikonics CEO, said weakness from two Domestic Chromaline products negatively affected first quarter sales, but was partially offset by a significant increase in sales of new technologies.
Although the first quarter is usually the company’s most unpredictable because of cold weather shipping out of Duluth and the effect of the Asian holiday season on the timing of ocean shipping, this year we experienced some specific issues relating to our Domestic Chromaline business. Those sales were down 11% due to weaker than expected sales primarily from two products. Ulland said, “We have plans to address these specific issues and put Domestic Chromaline back on a growth track.”
The decline in Chromaline sales was partially offset by a 74% increase in sales of new technologies, Micro Machining and Digital Texturing (DTX). “This growth builds on the base established last year, and I anticipate it will continue,” Ulland said. “The strategic rationale for investing in these new technologies was to enter robust industrial markets with unique products and, thereby, supplement our traditional more mature markets. I believe this investment is beginning to pay off.”
Earnings for the quarter also reflect higher personnel costs relating to the continued introduction of the new technologies, and higher costs for petroleum based raw materials. “I believe that higher revenues will absorb the increased fixed costs, and that we will pass a portion of the higher raw materials costs on to customers, as appropriate,” he said.
“A challenge for the remainder of 2011 will be to manage the expected growth of our new technologies,” Ulland said. “We currently are designing equipment to substantially increase our Micro Machining capacity, and we are working with our DTX printer manufacturers to finalize their designs and get printers into the hands of customers. We are also working on an alliance to increase our distribution network for DTX.”
This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, and new products, technologies and businesses initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products and technologies, the ability to identify and make suitable acquisitions, capital expenditure requirements, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.
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IKONICS Corporation
CONDENSED STATEMENTS OF INCOME (unaudited)
For the Three Months Ended March 31, 2011 and 2010

	Three Months Ended
	3/31/11	3/31/10
Net Sales	$3,653,099	$3,684,577
Cost of Goods Sold	2,186,256	2,200,782

Gross Profit	1,466,843	1,483,795
Operating expenses	1,443,552	1,361,093

Income from operations	23,291	122,702
Interest income	4,562	3,519

Income before income taxes	27,853	126,221
Income tax benefit	9,489	22,120

Net income	$37,342	$148,341

Earnings per common share-diluted	$0.02	$0.08

Average shares outstanding-diluted	1,981,114	1,969,433
Condensed Balance Sheets
As of March 31, 2011 and December 31, 2010

	3/31/11	12/31/10
	(unaudited)
Assets
Current assets	$7,984,949	$7,811,830
Property, plant and equipment, net	4,981,188	5,012,933
Intangible assets, net	328,093	317,168

	$13,294,230	$13,141,931

Liabilities and Stockholders’ Equity
Current liabilities	$837,578	$948,984
Deferred income taxes	171,000	171,000
Long term debt	—	—
Stockholders’ equity	12,285,652	12,192,947

	$13,294,230	$13,141,931

CONDENSED STATEMENTS OF CASH FLOW (unaudited)
For the Three Months Ended March 31, 2011 and 2010

	3/31/11	3/31/10
Net cash provided by (used in) operating activities	$(500,000)	$184,442
Net cash used in investing activities	(94,830)	(73,256)
Net cash provided by financing activities	55,709	—

Net increase (decrease) in cash	(539,121)	111,186
Cash at beginning of period	1,291,383	1,304,586

Cash at end of period	$752,262	$1,415,772